UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2013

Idenix Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49839	45-0478605
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 617-995-9800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On March 22, 2013, Idenix Pharmaceuticals, Inc. (the “Company”) issued a press release announcing that the United States Patent and Trademark Office Patent Trial and Appeal Board (the “USPTO”) issued a decision in the first phase of the ongoing interference concerning one of the Company’s patent applications (U.S. Patent Application 12/131,868) and an issued patent ( U.S. Patent 7,429,572) owned by Gilead Pharmasset LLC (“Gilead”) that covers certain 2’-methyl- 2’-fluoro nucleoside compounds useful in the treatment of the hepatitis C virus.

An interference is an adversarial proceeding declared by the USPTO when a party has a U.S. patent application that covers the same invention as another patent application or issued patent to determine priority of invention in the United States. An interference proceeding is divided into two stages. The first phase determines the application filing dates each party will have benefit of for the interfering subject matter. The party with the benefit of the earliest application filing date is deemed the ‘senior party’ and the party with the later date is deemed the ‘junior party’. The second phase determines who was first to invent. The party who is deemed first to invent prevails in the interference proceeding.

Today the USPTO issued a decision whereby the Company was determined to have a later application filing date than Gilead. Therefore the Company was determined to be the ‘junior party’ and Gilead the ‘senior party’ in the interference. The second phase of the interference is expected to commence in the second quarter of 2013 and, as noted above, will determine which party was first to invent. The decision that the Company is the junior party does not determine which party will be deemed first to invent and ultimately prevail in the interference.

The full text of the press release is attached hereto as Exhibit 99.1. Exhibit 99.1 is incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated March 22, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idenix Pharmaceuticals, Inc.

Date: March 25, 2013	By:	/s/ Maria Stahl
Maria Stahl Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 22, 2013